EXHIBIT 10.2

$750,000,000

CREDIT AGREEMENT
Dated as of October 15, 2010

FLORIDA POWER CORPORATION D/B/A PROGRESS ENERGY FLORIDA, INC.
(Company)

and

THE BANKS LISTED ON THE SIGNATURE PAGES HEREOF
(Banks)

and

THE OTHER LENDERS FROM TIME TO TIME
PARTY HERETO
(Lenders)

and

BANK OF AMERICA, N.A.
(Administrative Agent)

BARCLAYS CAPITAL,
the investment banking division of Barclays Bank PLC
(Syndication Agent)

and

BANC OF AMERICA SECURITIES LLC

and

BARCLAYS CAPITAL,
the investment banking division of Barclays Bank PLC
(Joint Lead Arrangers)

TABLE OF CONTENTS

Article I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms
SECTION 1.02. Interpretive Provisions, Computation of Time Periods
SECTION 1.03. Accounting Terms

Article II AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances
SECTION 2.02. Making the Advances
SECTION 2.03. Facility Fee
SECTION 2.04. Changes in the Commitments
SECTION 2.05. Repayment of Advances
SECTION 2.06. Evidence of Indebtedness
SECTION 2.07. Interest on Advances
SECTION 2.08. Additional Interest on Eurodollar Rate Advances
SECTION 2.09. Interest Rate Determination
SECTION 2.10. Voluntary Conversion of Advances
SECTION 2.11. Prepayments of Advances
SECTION 2.12. Increased Costs
SECTION 2.13. Illegality
SECTION 2.14. Payments and Computations
SECTION 2.15. Sharing of Payments, Etc.
SECTION 2.16. Extension of Termination Date

Article III CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Closing
SECTION 3.02. Conditions Precedent to Each Borrowing

Article IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company

Article V COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants
SECTION 5.02. Negative Covenants

Article VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default

Article VII THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority
SECTION 7.02. Rights as a Lender
SECTION 7.03. Exculpatory Provisions
SECTION 7.04. Reliance by Administrative Agent
SECTION 7.05. Delegation of Duties
SECTION 7.06. Resignation of Administrative Agent
SECTION 7.07. Non-Reliance on Administrative Agent and Other Lenders
SECTION 7.08. No Other Duties, Etc.

Article VIII MISCELLANEOUS

SECTION 8.01. Amendments, Etc.
SECTION 8.02. Notices, Etc.
SECTION 8.03. No Waiver; Remedies
SECTION 8.04. Costs, Expenses and Taxes
SECTION 8.05. Right of Set-off
SECTION 8.06. Binding Effect; No Advisory or Fiduciary Relationship
SECTION 8.07. Assignments and Participations
SECTION 8.08. Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process
SECTION 8.09. Waiver of Jury Trial
SECTION 8.10. Execution of Documents
SECTION 8.11. Severability
SECTION 8.12. Headings
SECTION 8.13. Entire Agreement
SECTION 8.14. Payments Set Aside
SECTION 8.15. Treatment of Certain Information; Confidentiality
SECTION 8.16. Survival of Representations and Warranties
SECTION 8.17. USA PATRIOT Act Notice
SECTION 8.18. Defaulting Lenders

SCHEDULES

I	Existing Facility
II	Commitments

EXHIBITS

A-1	Form of Notice of Borrowing
A-2	Form of Notice of Conversion
B	Form of Note
C	Form of Assignment and Assumption
D-1	Form of Opinion of Counsel for the Company
D-2	Form of Opinion of General Counsel to the Company
D-3	Form of Opinion of General Counsel to the Borrower
D-4	Form of Opinion of Special Counsel to the Borrower
E	Form of Opinion of Counsel to the Administrative Agent
F	Form of Request for Extension of the Termination Date

CREDIT AGREEMENT

This Credit Agreement dated as of October 15, 2010 (this “Agreement”) by and among FLORIDA POWER CORPORATION D/B/A PROGRESS ENERGY FLORIDA, INC., a Florida corporation (the “Company”), the banks and other financial institutions and lenders listed on the signature pages hereof (the “Banks”), the other Lenders (as hereinafter defined) parties hereto from time to time and BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent for the Lenders hereunder.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Commitment Lender” has the meaning specified in Section 2.16(b).

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance by a Lender to the Company as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or is a director or officer of such Person.

“Alternate Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest from time to time of:

(i) the rate of interest announced publicly by Bank of America, from time to time, as Bank of America’s Prime Rate (as defined below);

(ii) 1/2 of one percent per annum above the Federal Funds Rate in effect from time to time; and

(iii) BBA LIBOR, as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at 11:00 a.m. (London time) on the date of determination for a term of one month (or if no such rates are quoted on such day for any reason, the previous day for which quotations are available) (the “One-Month LIBOR Rate”) plus 1%; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates plus 1%.

“Prime Rate” means a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the One-Month LIBOR Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate, the Federal Funds Rate or the One-Month LIBOR Rate, as the case may be.

“Anniversary Date” has the meaning specified in Section 2.16(a).

“Applicable Lending Office” means, with respect to each Lender, (i) such Lender’s Domestic Lending Office in the case of a Base Rate Advance, or (ii) such Lender’s Eurodollar Lending Office, in the case of a Eurodollar Rate Advance.

“Applicable Margin” means on any date, the rate per annum set forth below for the applicable Type of Advance, determined by reference to the Reference Ratings:

Basis for Pricing	LEVEL 1 If the Reference Ratings are at least A by S&P or at least A2 by Moody’s	LEVEL 2 If the Reference Ratings are lower than Level 1 but at least A- by S&P or at least A3 by Moody’s	LEVEL 3 If the Reference Ratings are lower than Level 2 but at least BBB+ by S&P or at least Baa1 by Moody’s	LEVEL 4 If the Reference Ratings are lower than Level 3 but at least BBB by S&P or at least Baa2 by Moody’s	LEVEL 5 If the Reference Ratings are lower than Level 4 but at least BBB- by S&P or at least Baa3 by Moody’s	LEVEL 6 If the Reference Ratings are lower than Level 5 or do not exist
Applicable Margin for Eurodollar Rate	1.350%	1.575%	1.775%	1.900%	2.050%	2.400%
Applicable Margin for Base Rate	0.350%	0.575%	0.775%	0.900%	1.050%	1.400%

The Applicable Margin will be redetermined on the date of any change in the Reference Ratings.  If and so long as an Event of Default shall have occurred and shall be continuing, the Applicable Margin will increase by 2.00%.  If the Reference Ratings assigned by S&P and Moody’s are not comparable (i.e., a “split rating”), and (i) the ratings differential is one category, the higher of such two ratings shall control, unless one of the ratings is below BBB- or Baa3, or (ii) the ratings differential is two or more categories or one of the ratings is below BBB- or Baa3, the rating that is one below the higher of the two ratings shall control.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Attributable Indebtedness” means, on any date, (i) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (ii) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Bank” has the meaning specified in the introductory paragraph hereof.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or the exercise of control over such Person by a governmental authority or instrumentality thereof if and for so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a).

“Bank of America” has the meaning specified in the introductory paragraph hereof, and shall include its successors and assigns.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.09 or 2.10.

“Business Day” means a day of the year on which banks are not required or authorized to close in the State where the Domestic Lending Office of the Administrative Agent is located and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Change of Control” means the occurrence, after the date of this Agreement, of (i) any Person or “group” (within the meaning of Rule 13(d) or 14(d) of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, acquiring beneficial ownership of or control over securities of Progress Energy, Inc., representing in excess of 30% of the combined voting power of all securities of Progress Energy, Inc. entitled to vote in the election of directors of Progress Energy, Inc. or (ii) Progress Energy, Inc. shall fail to own, directly or indirectly, 95% of all securities of the Company entitled to vote in the election of directors of the Company.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 8.01.

“Commitment” has the meaning specified in Section 2.01.

“Company” has the meaning specified in the introductory paragraph hereof.

“Company Materials” has the meaning specified in Section 8.02(c).

“Consolidated” refers to the consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type, or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances, pursuant to Section 2.09 or 2.10.

“Credit Parties” has the meaning specified in the definition of “Defaulting Lender”.

“Current Termination Date” has the meaning specified in Section 2.16(a).

“Declining Lender” has the meaning specified in Section 2.16(a).

“Default” means any event or condition that with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that (i) has failed, within three Business Days after the date required to be funded or paid, (A) to fund any portion of its Advances or (B) to pay over to any Lender or the Administrative Agent (collectively, the “Credit Parties”) any other amount required to be paid by it under this Agreement, unless, in the case of clauses (A) and (B) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Company or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding an Advance cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under the Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to clause (iii) upon such requesting party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (iv) has become the subject of a Bankruptcy Event.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II hereto or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Eligible Assignee” means (i) any other Lender, any Affiliate of a Lender or any Approved Fund and (ii) a Person (other than a natural person) approved by the Administrative Agent and the Company (such consent not to be unreasonably withheld or delayed and, in the case of the Company, such consent shall not be required if a Default or an Event of Default has occurred and is continuing); provided, that, in the case of this clause (ii), “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to each Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing an interest rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage (expressed as a decimal, carried out to five decimal places) applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning assigned to that term in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.

“Existing Facility” refers to the credit agreement listed on Schedule I hereto.

“Facility Fee” has the meaning specified in Section 2.03.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent for all of its loans on which interest is determined based on the Federal Funds Rate.

“First Mortgage Bonds” means those bonds issued by the Company pursuant to the Mortgage.

“FPSC Order” means the order by the Florida Public Service Commission that authorizes the Company to execute, deliver and perform this Agreement.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, with respect to the covenants contained in Section 5.01 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the date hereof and consistent with those used in the preparation of the most recent financial statements referred to in Section 4.01(e) and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“Granting Lender” has the meaning specified in Section 8.07(i).

“Guaranty” of any Person means any obligation, contingent or otherwise, of such Person (i) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (ii) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise).  The word “Guarantee” when used as a verb has the correlative meaning.

“Indebtedness” of any Person means (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (iii) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms or terms consistent with prior practices of the Company prior to the date hereof, (iv) any obligation of such Person as lessee under a capital lease or any Synthetic Lease Obligations, (v) any Mandatorily Redeemable Stock of such Person (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference and the amount payable upon redemption of such Mandatorily Redeemable Stock), (vi) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (vii) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person to the extent that such reimbursement obligation remains outstanding after it becomes non-contingent, (viii) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a mortgage, lien, pledge, charge or other encumbrance on any asset of such Person, (ix) any Liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA, and (x) any Indebtedness of others Guaranteed by such Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly and effectively made non-recourse to such Person.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Information” has the meaning specified in Section 8.16.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the Conversion of any Advance to such  Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Company may, in the Notice of Borrowing given by the Company to the Administrative Agent pursuant to Section 2.02, select; provided, however, that:

(i) the Company may not select any Interest Period that ends after the Current Termination Date;

(ii) Interest Periods commencing on the same date for Advances comprising the same Borrowing shall be of the same duration; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

The Administrative Agent shall promptly advise each Lender by telecopy transmission or cable of each Interest Period so selected by the Company.

“Lenders” means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“Liability” of any Person means any indebtedness, liability or obligation of or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, applicable law, or otherwise, whether now existing or hereafter arising.

“Majority Lenders” means at any time Lenders holding more than 50% of the then aggregate unpaid principal amount of the Advances, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments (provided that, for purposes hereof, neither the Company, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances or the total Commitments).

“Mandatorily Redeemable Stock” means, with respect to any Person, any share of such Person’s capital stock to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other Liability of such Person, (ii) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (iii) at the option of any Person other than such Person or (iv) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (v) convertible into Mandatorily Redeemable Stock.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” means the Indenture, dated as of January 1, 1944, between the Company, Guaranty Trust Company of New York and the Florida National Bank of Jacksonville, as modified, amended or supplemented from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion” has the meaning specified in Section 2.10.

“OECD”  means the Organization for Economic Cooperation and Development.

“Participant” has the meaning specified in Section 8.07(e).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Company or any of its Affiliates and covered by Title IV of ERISA.

“Platform” has the meaning specified in Section 8.02(c).

“Public Lender” has the meaning specified in Section 8.02(c).

“Reference Ratings” means the ratings assigned by S&P and Moody’s to the long-term unsecured senior, non-credit enhanced debt of the Company, (or, in the event only one such rating agency assigns a rating to the long-term unsecured senior, non-credit enhanced debt of the Company, the rating assigned by such rating agency), or if both S&P and Moody’s do not maintain such ratings, the “issuer ratings” assigned by S&P and Moody’s to the Company.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller or any Assistant Treasurer of the Company the signatures of whom, in each case, have been certified to the Administrative Agent and each other Lender pursuant to Section 3.01(a)(iii), or in a certificate delivered to the Administrative Agent replacing or amending such certificate.  Each Lender may conclusively rely on each certificate so delivered until it shall have received a copy of a certificate from the Secretary or an Assistant Secretary of the Company amending, canceling or replacing such certificate.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other Subsidiaries).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Termination Date” means, with respect to any Lender, the earlier to occur of (i) October 15, 2013, subject to extension to a later date for such Lender pursuant to Section 2.16, and (ii) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

“Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations), or (ii) the withdrawal of the Company or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the Pension Benefit Guaranty Corporation, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or any Multiemployer Plan.

“Total Capitalization” means the sum of the value of the common stock, retained earnings and preferred and preference stock of the Company (in each case, determined in accordance with GAAP), plus Consolidated Indebtedness of the Company.

SECTION 1.02. Interpretive Provisions, Computation of Time Periods.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision thereof, (iv) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

SECTION 1.03. Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) the Company shall not be required to revise information previously delivered to the Administrative Agent or the Lenders to reflect such change, (ii) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (iii) the Company shall provide going forward to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Company from time to time on any Business Day during the period from the date hereof to but excluding the Termination Date, in an aggregate amount outstanding not to exceed at any time the amount set opposite such Lender’s name on Schedule II hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced or increased pursuant to Section 2.04 (such Lender’s “Commitment”).  Each Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Until the Termination Date, within the limits of each Lender’s Commitment, the Company may from time to time borrow, repay pursuant to Section 2.05 or prepay pursuant to Section 2.11(b) and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances.

(a) Each Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) on the day of such proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances, or on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances, by the Company to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex, telecopier or cable.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telex, telecopier, cable or e-mail, confirmed promptly in writing (and, in the case of e-mail, confirmed promptly with a signed copy of such notice sent via facsimile to the Administrative Agent), in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such Borrowing, which date shall be a Business Day, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Advances, the Interest Period for each such Advance.  In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.07(b).  Each Lender shall, before 1:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Company at the Administrative Agent’s aforesaid address.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Company and, in respect of any Borrowing comprised of Eurodollar Rate Advances, the Company shall indemnify each Lender against any loss or expense incurred by such Lender solely as a result of any failure by the Company to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Article III (unless any such condition shall have been waived in accordance with the terms of this Agreement), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Advances (or, in the case of any Borrowing of any Base Rate Advances, prior to 12:00 p.m. (New York City time) on the date of such Advance) that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 (or, in the case of a Borrowing of Base Rate Advances, that such Lender has made such portion available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Company on such date a corresponding amount.  In such event, if a Lender has not in fact made its portion of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent (without duplication) forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (x) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (y) in the case of a payment to be made by the Company, the interest rate applicable at such time to the Advances comprising such Borrowing.  If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing.  Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(d) The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 8.04(i) are several and not joint.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing or to make any payment under Section 8.04(i) shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing or to make its payment under Section 8.04(i).

(e) If, for any reason, a Borrowing is not made on the date specified in any Notice of Borrowing, the Administrative Agent hereby agrees to repay to each Lender the amount, if any, which such Lender has made available to the Administrative Agent as such Lender’s ratable portion of such Borrowing, without interest.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

SECTION 2.03. Facility Fee.

The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) on each Lender’s Commitment, irrespective of usage, from the date hereof, in the case of each Bank, and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, in the case of each other Lender, until the Termination Date, payable quarterly in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment and on the Termination Date, at a rate per annum determined by reference to the ratings assigned to the Reference Ratings as set forth below:

Basis for Facility Fee	LEVEL 1 If the Reference Ratings are at least A by S&P or at least A2 by Moody’s	LEVEL 2 If the Reference Ratings are lower than Level 1 but at least A- by S&P or at least A3 by Moody’s	LEVEL 3 If the Reference Ratings are lower than Level 2 but at least BBB+ by S&P or at least Baa1 by Moody’s	LEVEL 4 If the Reference Ratings are lower than Level 3 but at least BBB by S&P or at least Baa2 by Moody’s	LEVEL 5 If the Reference Ratings are lower than Level 4 but at least BBB- by S&P or at least Baa3 by Moody’s	LEVEL 6 If the Reference Ratings are lower than Level 5 or do not exist
Facility Fee	0.150%	0.175%	0.225%	0.350%	0.450%	0.600%

The Facility Fee rate will be redetermined on the date of any change in the Reference Ratings.  If the Reference Ratings are not comparable (i.e., a “split rating”), and (i) the ratings differential is one category, the higher of such two ratings shall control, unless one of the ratings is below BBB- or Baa3, or (ii) the ratings differential is two or more categories or one of the ratings is below BBB- or Baa3, the rating that is one below the higher of the two ratings shall control.

SECTION 2.04. Changes in the Commitments.

(a) Reduction or Termination of the Commitments.  The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, irrevocably and permanently to terminate in whole or reduce ratably in part the respective Commitments of the Lenders; provided that (i) any such notice shall be received by the Administrative Agent no later than 11:00 a.m. (New York City time) three Business Days prior to the date of termination or reduction and (ii) the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding; and provided further, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments.  Once terminated, the Commitments may not be reinstated by the Company.  Any reduction of the Commitments shall be applied to the Commitment of each Lender on a pro rata basis.  All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(b) Increase of the Commitments.  (i)  From time to time prior to the Termination Date, the Company may increase the aggregate Commitments by an aggregate amount of $250,000,000 (any such increase, a “Commitment Increase”), such that the aggregate Commitments are increased to no more than $1,000,000,000 by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to offer to participate in such Commitment Increase) or one or more other banks or other financial institutions reasonably acceptable to the Administrative Agent that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its Commitment (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement.  The sum of the increases in the Commitments of the Increasing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase.  The Company shall provide prompt notice of any proposed Commitment Increase pursuant to this subsection (b) to the Administrative Agent, which shall promptly provide a copy of such notice to the Lenders.

(ii) Any Commitment Increase shall become effective upon (A) the receipt by the Administrative Agent of (1) an agreement in form and substance satisfactory to the Administrative Agent signed by the Company, each Increasing Lender and each Additional Lender, setting forth the new Commitment of each such Lender and the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, (2) opinions of counsel to the Company substantially in the forms of Exhibits D-3 and D-4 attached hereto upon which each Lender and the Administrative Agent may rely, together with any governmental order referred to therein attached thereto, and (3) a certificate of a duly authorized officer of the Company (the statements contained in which shall be true) to the effect that (x) the representations and warranties contained in Section 4.01 (other than the representation and warranty contained in the last sentence of Section 4.01(e)) are correct on and as of the date of such Commitment Increase before and after giving effect to such Commitment Increase, as though made on and as of the date of such Commitment Increase (unless the same are stated to refer to a specific earlier date, in which case such representation or warranty shall be correct as of such specific earlier date), and (y) no event has occurred and is continuing, or would result from such Commitment Increase, that constitutes a Default or an Event of Default.

(iii) Upon the effective date of any Commitment Increase, each Increasing Lender and each Additional Lender shall provide funds to the Administrative Agent in the manner described in Section 3.03 in an amount equal to the product of (x) the aggregate principal amount of Advances outstanding hereunder, expressed as a percentage of the Total Commitment (calculated, in each case, immediately prior to such Commitment Increase) and (y) the amount of such Lender’s Commitment Increase.  The funds so provided by any Lender shall be deemed to be an Advance or Advances made by such Lender on the date of such Commitment Increase, with such Advance(s) being (A) in an amount equal to the product of (x) the aggregate outstanding principal amount of each Advance expressed as a percentage of the Total Commitment (calculated, in each case, immediately prior to such Commitment Increase) and (y) the amount of such Lender’s Commitment Increase and (B) of the same Type(s) and having the same Interest Period(s) as each Advance described in the preceding clause (A), such that after giving effect to such Commitment Increase and the Advances(s) made on the date of such Commitment Increase, each Advance outstanding hereunder shall consist of Advances made by the Lenders ratably in accordance with their pro rata shares of the Total Commitment.

(iv) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase, all calculations and payments of interest on the Advance comprising any Advances shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

SECTION 2.05. Repayment of Advances.

The Company shall repay the principal amount of each Advance made by each Lender on the Termination Date applicable to such Lender.

SECTION 2.06. Evidence of Indebtedness.

The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Company and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing under this Agreement or any other document entered into in connection therewith.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Any Lender may request that any Advances made by it be evidenced by one or more promissory notes.  In such event, the Company shall prepare, execute and deliver to such Lender one or more notes payable to the order of such Lender (or if requested by such Lender, to such Lender and its assignees) and in substantially the form of Exhibit B hereto.  Thereafter, the Advances evidenced by such notes and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more notes in such form payable to the order of the payee named therein.

SECTION 2.07. Interest on Advances.

The Company shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Advances, payable quarterly in arrears on the last day of each September, December, March, and June and on the date such Base Rate Advance shall be paid in full.

(b) Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period, plus the Applicable Margin for Eurodollar Rate Advances, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

SECTION 2.08. Additional Interest on Eurodollar Rate Advances.

The Company shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  All claims for such additional interest shall be submitted by such Lender to the Company (with a copy to the Administrative Agent) as soon as is reasonably possible and in all events within ninety days after the first day of such Interest Period; provided, however, that if a claim is not submitted to the Company within such ninety day period, such Lender shall thereby waive its claim to such additional interest incurred during such ninety-day period but not to any such additional interest incurred thereafter.  A certificate as to the amount of such additional interest, submitted to the Company (with a copy to the Administrative Agent) by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09. Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or (b).

(b) If, with respect to any Eurodollar Rate Advances, (i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Company and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.  If an Event of Default shall have occurred and be continuing, each Eurodollar Rate Advance shall automatically Convert into a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance.

(d) On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by prepayment or otherwise, to less than $20,000,000, such Advances shall, if they are Eurodollar Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Company to Convert such Advances into Eurodollar Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Eurodollar Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all Eurodollar Rate Advances shall equal or exceed $20,000,000, the Company shall have the right to continue all such Eurodollar Rate Advances as Advances having such Interest Period.

SECTION 2.10. Voluntary Conversion of Advances.

The Company may, on any Business Day prior to the Termination Date, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion, in the case of any proposed Conversion into Eurodollar Rate Advances, and on the date of the proposed Conversion, which date shall be a Business Day, in the case of any proposed Conversion into Base Rate Advances, and subject to the provisions of Sections 2.09 and 2.13 and so long as no Event of Default has occurred and is continuing on the date of such proposed Conversion, Convert all Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances.  Each such notice of a Conversion (a “Notice of Conversion”) shall be by telex, telecopier, cable or e-mail, confirmed promptly in writing (and, in the case of e-mail, confirmed promptly with a signed copy of such notice sent via facsimile to the Administrative Agent), in substantially the form of Exhibit A-2 hereto and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the aggregate amount of, Type of, and Interest Periods (if any) applicable to the Advances to be Converted, (iii) the Type of Advance to which such Advances (or portions thereof) are proposed to be Converted, and (iv) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

SECTION 2.11. Prepayments of Advances.

(a) The Company shall have no right to prepay any principal amount of any Advances other than as provided in subsection (b) below.

(b) The Company may, upon notice given to the Administrative Agent at least two Business Days prior to the proposed prepayment, in the case of any Eurodollar Rate Advance, and on the date of the proposed prepayment, in the case of any Base Rate Advance, and if such notice is given the Company shall, prepay the outstanding principal amounts of the Advances comprising the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the amount prepaid and, in the case of any Eurodollar Rate Advance, any amount payable pursuant to Section 8.04(b); provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof.

SECTION 2.12. Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage), in or in the interpretation, promulgation or implementation of any law or regulation, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), including without limitation all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Company shall from time to time, no later than five Business Days after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for account of such Lender additional amounts sufficient to reimburse such Lender for such increased cost.  All claims for increased cost shall be submitted by such Lender to the Company (with a copy to the Administrative Agent) as soon as is reasonably possible and the Company shall, subject to subsection (c) of this Section 2.12, make such payment within five Business Days after notice of such claim is received.  A certificate as to the amount of such increased cost, submitted to the Company (with a copy to the Administrative Agent) by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, and the effect of the foregoing would be to reduce the rate of return on such capital, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Company shall no later than five Business Days thereafter pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder.  For the avoidance of doubt, this Section 2.12(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.  All claims for such additional amounts shall be submitted by such Lender (with a copy to the Administrative Agent) as soon as is reasonably possible and the Company shall, subject to subsection (c) of this Section 2.12, make such payment within five Business Days after notice of such claim is received.  A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.12 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Company of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances (i) the obligation of the Lenders to make Eurodollar Rate Advances, or to Convert Advances into Eurodollar Rate Advances, shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Company shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Company, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Base Rate Advances in accordance with Section 2.10.

SECTION 2.14. Payments and Computations.

(a) All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off.  The Company shall make each payment hereunder not later than 11:00 a.m. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees (other than pursuant to Section 2.08, 2.12 or 2.16(b)) ratably to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on clause (i) of the definition of “Alternate Base Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or on clause (ii) or (iii) of the definition of “Alternate Base Rate” and the Facility Fee shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period of which such interest or fees are payable.  Each determination by the Administrative Agent (or, in the case of Section 2.08, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Company shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Rate.

SECTION 2.15. Sharing of Payments, Etc.

(a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.08 or 2.12) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (A) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (B) the provisions of this Section 2.15 shall not be construed to apply to (i) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.15 shall apply).  The Company consents to the foregoing and agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

(b) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(a), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it or them under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.16. Extension of Termination Date.

(a) So long as no Event of Default shall have occurred and be continuing and the Termination Date shall not have occurred, then at least 30 days but not more than 60 days prior to each of the first and second anniversaries of the date hereof (each, an “Anniversary Date”), the Company may request that the Lenders, by written notice to the Administrative Agent (in substantially the form attached hereto as Exhibit F) with a copy to the Arrangers, consent to a one-year extension of the Termination Date.  Each Lender shall, in its sole discretion, determine whether to consent to such request and shall notify the Administrative Agent of its determination at least 20 days prior to the applicable Anniversary Date.  The failure to respond by any Lender within such time period shall be deemed a denial of such request.  The Administrative Agent shall deliver a notice to the Company and the Lenders at least 15 days prior to such Anniversary Date of the identity of the Lenders that have consented to such extension and the Lenders that have declined such consent (the “Declining Lenders”).  If Lenders holding in the aggregate 50% or less of the Commitments have consented to the requested extension, the Termination Date shall not be extended, and the Commitments of all Lenders shall terminate on the then current Termination Date (the “Current Termination Date”).

(b) If Lenders holding in the aggregate more than 50% of the Commitments have consented to the requested extension, subject to the conditions set forth in Section 2.16(c), the Termination Date shall be extended as to such consenting Lenders only (and not as to any Declining Lender) for a period of one year following the Current Termination Date.  Unless assigned to another Lender as set forth below, the commitments of the Declining Lenders shall terminate on such Current Termination Date, all Advances of and other amounts payable to such Declining Lenders shall be repaid to them on such Current Termination Date, and such Declining Lenders shall have no further liability as of such Current Termination Date.  The Company shall have the right at any time on or before the applicable Anniversary Date to replace each Declining Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 8.07(f), each of which Additional Commitment Lenders shall have entered into an Assignment and Acceptance pursuant to which each such Additional Commitment Lender shall, effective as of such Anniversary Date, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and accept as such Additional Lender’s Termination Date with respect to the Commitment so assumed the latest date to which the Termination Date has been extended pursuant to this Section 2.16.

(c) Any extension of the Termination Date pursuant to this Section 2.16 shall become effective upon the applicable Anniversary Date if the Company shall have delivered to the Administrative Agent and each Lender, on or prior to such Anniversary Date, (i) opinions of counsel to the Company substantially in the forms of Exhibits D-3 and D-4 attached hereto upon which each Lender and the Administrative Agent may rely, together with any governmental order referred to therein attached thereto and (ii) a certificate of a duly authorized officer of the Company (the statements contained in which shall be true) to the effect that (x) the representations and warranties contained in Section 4.01 are correct on and as of such Anniversary Date before and after giving effect to the extension of the Termination Date, as though made on and as of such Anniversary Date (unless the same are stated to refer to a specific earlier date, in which case such representation or warranty shall be correct as of such specific earlier date), and (y) no event has occurred and is continuing, or would result from such extension of the Termination Date, that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

(d) Upon the extension of any Termination Date in accordance with this Section 2.16, the Administrative Agent shall deliver to each Lender a revised Schedule II setting forth the Commitment of each Lender after giving effect to such extension, and such Schedule II shall replace the Schedule II in effect before the applicable Anniversary Date.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Closing.

The Commitments of the Lenders shall not become effective unless and until each of the following conditions precedent has been satisfied by the Company:

(a)           the Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) Promissory notes, if requested by any Lender pursuant to Section 2.06.

(ii) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, including the FPSC Order, with respect to this Agreement.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company, dated as of the date hereof, certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(iv) A certificate of a Responsible Officer of the Company, dated as of the date hereof, certifying (i) the accuracy of the representations and warranties contained herein and (ii) that no event has occurred and is continuing which constitutes a Default or an Event of Default.

(v) Certified copies of all required governmental approvals and authorizations.

(vi) Certified copy of the restated charter and bylaws of the Company.

(vii) Evidence satisfactory to the Administrative Agent that (i) the Existing Facility shall have been terminated and all amounts outstanding thereunder shall have been paid in full, and (ii) the commitments under the $1,130,000,000 Credit Agreement, dated as of May 3, 2006, among Progress Energy, Inc. and the lenders and administrative agent parties thereto shall have been reduced to no more than $500,000,000.

(viii) Favorable opinions of counsel for the Company, substantially in the forms of Exhibit D-1 and Exhibit D-2 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(ix) A favorable opinion of King & Spalding LLP, counsel for the Administrative Agent, substantially in the form of Exhibit E hereto.

(x) Such information as shall be sufficient for the Administrative Agent and each Lender to verify the identity of the Company for purposes of complying with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as contemplated by Section 8.17 hereof.

(b) Any fees required to be paid on or before the Closing Date shall have been paid by the Company.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent in connection with the preparation and negotiation of this Agreement and the other documents to be delivered in connection herewith to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of Section 7.04, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 3.02. Conditions Precedent to Each Borrowing.

The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that (i) in the case of the making of an Advance, the Administrative Agent shall have received the written confirmatory Notice of Borrowing with respect thereto, and (ii) on the date of such Borrowing, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Company of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that, on the date of such Borrowing, such statements are true):

(a) The representations and warranties contained in Section 4.01 (excluding the representation and warranty contained in the last sentence of Section 4.01(e)) are correct in all material respects (unless the same are qualified by materiality, in which case the same shall be correct in all respects) on and as of the date of such Borrowing, or, if any such representation or warranty is expressly stated to have been made as of a specific date as of such specific date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company.

The Company represents and warrants as follows:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

(b) The execution, delivery and performance by the Company of this Agreement are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or bylaws, (ii) any law or (iii) any contractual restriction binding on or affecting the Company to the extent the contravention of such contractual restriction would reasonably be expected to have a material adverse effect on the financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole.

(c) No authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement, other than the FPSC Order, which has been duly issued, is final and in full force and effect.

(d) This Agreement is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors’ rights generally.

(e) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009 and June 30, 2010, and the related Consolidated statements of income and retained earnings of the Company and its Subsidiaries for the fiscal year and six-months, respectively, then ended, copies of which have been furnished to each Lender, fairly present the financial condition of the Company and its Subsidiaries as at such date and the results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, subject, in the case of such interim financial statements, to year-end adjustments.  Since December 31, 2009, there has been no material adverse change in the financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole.

(f) Except as described in the reports and registration statements which the Company has filed with the Securities and Exchange Commission prior to the date of this Agreement, there is no pending or threatened action or proceeding affecting the Company or any Subsidiary of the Company before any court, governmental agency or arbitrator, which would reasonably be expected to have a material adverse effect on the financial condition, operations or properties of the Company or its Subsidiaries, taken as a whole.

(g) No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Sections 12, 13 and 14 of the Securities Exchange Act of 1934.

(h) The Company is not engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(i) Following application of the proceeds of each Advance, not more than 5 percent of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(j) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan or any Multiemployer Plan.

(k) The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(l) The Company is in compliance with all applicable laws, rules, regulations and orders of any governmental authority, such compliance to include, without limitation, compliance with ERISA and Environmental Laws and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings and for which adequate reserves are made in accordance with GAAP, and except to the extent noncompliance, if any, would not have or result in a material adverse effect on the financial condition, operations or properties of the Company or its Subsidiaries, taken as a whole.

(m) All written information other than the Projections (as defined below) furnished by the Company to the Administrative Agent and the Lenders in connection with this Agreement, taken as a whole, is (and all such information furnished in the future by the Company to the Administrative Agent and the Lenders will be) complete and correct in all material respects and does not (and will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.  All financial projections, if any, that have been or will be furnished by the Company to the Administrative Agent and the Lenders in connection with this Agreement (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and that no assurance can be given that the Projections will be realized).

ARTICLE V
COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants.

So long as any Advances shall remain unpaid or any Lender shall have any Commitment hereunder, the Company shall, unless the Majority Lenders shall otherwise consent in writing:

(a) Compliance with Laws, Etc.  Except to the extent contested in good faith, comply, and cause each Subsidiary of the Company to comply, with all applicable laws (including ERISA and applicable Environmental Laws), rules, regulations and orders (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property), the non-compliance with which would reasonably be expected to have a material adverse effect on the financial condition, operations or properties of the Company or its Subsidiaries, taken as a whole.

(b) Preservation of Corporate Existence, Etc.  Preserve and maintain its corporate existence, and preserve and maintain its rights, privileges and franchises material to the normal conduct of its business.

(c) Visitation Rights.  At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their respective officers or directors.

(d) Keeping of Books.  Keep, and cause each Subsidiary of the Company to keep, proper books of record and account, in which entries shall be made of all financial transactions and the assets and business of the Company and such Subsidiary in accordance with GAAP.

(e) Maintenance of Properties, Etc.  Maintain and preserve, and cause each Subsidiary of the Company to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(f) Maintenance of Insurance.  Maintain, and cause each Subsidiary of the Company to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

(g) Taxes.  File, and cause each Subsidiary of the Company to file, all tax returns (federal, state and local) required to be filed and paid and pay all taxes shown thereon to be due, including interest and penalties, or provide adequate reserves for payment thereof other than such taxes that the Company or such Subsidiary is contesting in good faith by appropriate legal proceedings and for which adequate reserves are made in accordance with GAAP.

(h) Material Obligations.  Pay, and cause each Subsidiary of the Company to pay, promptly as the same shall become due each material obligation of the Company or such Subsidiary, other than such obligations that the Company or such Subsidiary is contesting in good faith by appropriate legal proceedings and for which adequate reserves are made in accordance with GAAP.

(i) Reporting Requirements.  Furnish to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and Consolidated statements of income and retained earnings of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the treasurer or the chief financial officer of the Company, together with a certificate of the treasurer or chief financial officer of the Company, setting forth in reasonable detail the calculations of the Company’s compliance with Section 5.01(j) and stating that no Default or Event of Default has occurred and is continuing, or if a Default or an Event of Default has occurred and is continuing, a statement setting forth details of such Event of Default or event and the action that the Company has taken and proposes to take with respect thereto;

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of the Company, a copy of the annual report for such year for the Company and its Subsidiaries, containing Consolidated financial statements for such year audited and certified by Deloitte & Touche or other independent public accountants acceptable to the Majority Lenders, together with a certificate of the treasurer or chief financial officer of the Company, setting forth in reasonable detail the calculations of the Company’s compliance with Section 5.01(j) and stating that no Default or Event of Default has occurred and is continuing, or if a Default or an Event of Default, a statement setting forth details of such Default or Event of Default or event and the action that the Company has taken and proposes to take with respect thereto;

(iii) promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its security holders, and copies of all reports and registration statements which the Company or any Subsidiary of the Company files with the Securities and Exchange Commission or any national securities exchange to the extent not delivered by the Company pursuant to clause (i) or (ii) of this Section 5.01(i);

(iv) promptly after and in any event within five days after any Responsible Officer’s obtaining knowledge of the occurrence of any Default or Event of Default, a statement of the chief financial officer or treasurer of the Company setting forth details of such Default or Event of Default or event and the action which the Company proposes to take with respect thereto;

(v) promptly after and in any event within five days after any Responsible Officer’s obtaining knowledge thereof, notice of any change in any Reference Rating;

(vi) as soon as possible and in any event within five days after the commencement thereof or any adverse determination or development therein, notice of all actions, suits and proceedings that may adversely affect the Company’s ability to perform its obligations under this Agreement;

(vii) as soon as possible and in any event within five days after the occurrence of a Termination Event, notice of such Termination Event; and

(viii) such other information respecting the financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole, as any Lender through the Administrative Agent may from time to time reasonably request.

(j) Indebtedness to Total Capitalization.  Maintain at all times a ratio of Consolidated Indebtedness of the Company and its Subsidiaries to Total Capitalization of not more than 0.65:1.0.

(k) Use of Proceeds.  Use the proceeds of each Advance solely for general corporate purposes (including, without limitation, as a commercial paper back-up).  No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act or any security in any transaction that is subject to Sections 13 or 14 of the Exchange Act.

SECTION 5.02. Negative Covenants.

So long as any Advances shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any Subsidiary of the Company to create, incur, assume or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Subsidiary of the Company to assign, any right to receive income, in each case to secure any Indebtedness of any Person, other than (i) liens, mortgages and security interests created by the Mortgage, (ii) liens and security interests affecting the fuel used by the Company in its power generating operations and (iii) liens, mortgages and security interests securing other Indebtedness not exceeding $100,000,000; provided, however, that, in the event that and for so long as the First Mortgage Bonds are rated lower than BBB- or Baa3 by S&P or Moody’s, respectively, or, in the event that neither of such credit rating agencies is in the business of rating the First Mortgage Bonds, lower than an equivalent rating of the First Mortgage Bonds by another nationally-recognized credit rating agency of similar standing, the Company’s right to continue to create, incur and suffer to exist liens, mortgages and security interests securing other Indebtedness pursuant to the foregoing clause (iii) shall be suspended.

(b) Indebtedness.  Create, incur, assume or suffer to exist, or permit any Subsidiary of the Company to create, incur, assume or suffer to exist, any Indebtedness other than (i) Indebtedness hereunder, (ii) Indebtedness secured by liens and security interests permitted pursuant to clauses (ii) and (iii) of Section 5.02(a), (iii) Indebtedness evidenced by the First Mortgage Bonds and (iv) unsecured  Indebtedness, including Guarantees issued in connection with the financing of pollution control facilities operated by the Company, Guarantees of Indebtedness incurred by any wholly-owned Subsidiary of the Company and Guarantees of debt securities issued by any financing Subsidiary of the Company established to secure debt financing in the offshore markets.

(c) Lease Obligations.  Create, incur, assume or suffer to exist, or permit any Subsidiary of the Company to create, incur, assume or suffer to exist, any obligations for the payment of rental for any property under leases or agreements to lease having a term of one year or more which would cause the direct or contingent Consolidated liabilities of the Company and its Subsidiaries in respect of all such obligations payable in any calendar year to exceed 10% of the Consolidated operating revenues of the Company and its Subsidiaries for the immediately preceding calendar year.

(d) Mergers, Etc.  Merge with or into or consolidate with or into, or acquire all or substantially all of the assets or securities of, any Person, unless, in each case, (i) immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default or an Event of Default, and (ii) in the case of any such merger to which the Company is a party, such other Person is a utility company and the resulting or surviving corporation, if not the Company, (x) is organized and existing under the laws of the United States of America or any State thereof, (y) is a corporation satisfactory to the Majority Lenders, and (z) shall have expressly assumed, by an instrument satisfactory in form and substance to the Majority Lenders, the due and punctual payment of all amounts due under this Agreement and the performance of every covenant and undertaking of the Company contained in this Agreement.

(e) Sales, Etc. of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any Subsidiary of the Company to sell, lease, transfer or otherwise dispose of, any of its assets, other than the following sales: (i) sales of generating capacity to the Company’s wholesale customers, (ii) sales of nuclear fuel, (iii) sales of accounts receivable, (iv) sales in connection with a transaction authorized by subsection (d) of this Section, (v) sales of investments in securities with a maturity of less than one year, or (vi) other sales not exceeding $250,000,000 in the aggregate in any fiscal year of the Company.

(f) Line of Business.  Engage in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date hereof and businesses reasonably related thereto.

(g) Margin Stock.  Use any proceeds of any Advance to buy or carry margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01. Events of Default.

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay any principal of any Advance when due, or shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within five Business Days after such interest or fees or other amounts shall become due; or

(b) Any representation or warranty made by the Company herein or by the Company (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) The Company shall fail to perform or observe any other term, covenant or agreement contained in Sections 5.01(b), 5.01(i)(iv), 5.01(j) or 5.02 on its part to be performed or observed; or the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(d) The Company or any of its Subsidiaries shall fail to pay any amount in respect of any Indebtedness in excess of $35,000,000 (but excluding Indebtedness hereunder) of the Company or such Subsidiary (as the case may be), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries, and in the case of an involuntary proceeding, shall remain undismissed or unstayed for a period of 60 days, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Company or any of its Subsidiaries shall take any action indicating its approval of, consent to or acquiescence in any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Company by the Administrative Agent, (i) such Termination Event (if correctable) shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $35,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount); or

(h) The Company or any of its Affiliates as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $35,000,000; or

(i) A Change of Control shall occur;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, (i) declare the Commitments and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VII
THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lenders, and the Company shall not have rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law; and

(c) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.02(i)) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 7.06. Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 7.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 7.06).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.07. Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Persons listed on the cover page hereof as a “Syndication Agent” or a “Joint Lead Arranger” shall have any powers, duties or responsibilities under this Agreement, except in its capacity, if applicable, as a Lender hereunder.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Company and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) change the Commitment of any Lender or subject any Lender to any additional obligations (other than pursuant to Section 2.04 or 2.16), (c) reduce the principal of, or interest on, the Advances or any fees or other amount payable hereunder, (d) postpone any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any fees hereunder (other than pursuant to Section 2.16), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action under this Agreement, (f) change Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, and (g) amend, waive, or in any way modify or suspend any provision of this Section 8.01 or clause (ii) of Section 8.18; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Administrative Agent under this Agreement and (ii) Section 8.07(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by a special purpose funding vehicle (an “SPC”) at the time of such amendment, waiver or other modification.

SECTION 8.02. Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telegraphic communication) and mailed, telecopied, delivered or, in the case of the Company, e-mailed,

(i) if to the Company, at its address at 410 S. Wilmington Street, PEB 19A3, Raleigh, North Carolina 27601, Attention:  Assistant Treasurer, Treasury Department, Facsimile No.: (919) 546-7826, e-mail: thomas.moses@pgnmail.com;

(ii) if to any Lender, at its Domestic Lending Office set forth opposite its name on Schedule II hereto;

(iii) if to the Administrative Agent, at the addresses set forth below:

            (A) for Payment and Requests for Credit Extensions:

Bank of America, N.A.
901 Main Street
Mail Code:  TX1-492-14-14
Dallas, TX  75202-3714
Attention:  Keli Torres
Telephone:  (214) 209-1864. ext. 51864
Telecopier:  (214) 290-8375
e-mail:  keli.torres@baml.com
Account No.: 1292000883
Ref.:  Florida Power Corp. d/b/a/ Progress Energy Florida
ABA#: 026009593

             (B) for Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
100 S. Tryon St.
Mail Code:  NC1-002-15-36
Charlotte, NC  28255
Attention:  Maria A. McClain
Telephone:  (980) 388-1935
Telecopier:  (704) 409-0913
e-mail:  maria.a.mcclain@baml.com;  or

(iv) as to each party, at such other address as shall be designated by such party in a written notice to the other parties in accordance with subsection (d) of this Section 8.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(iii) Documents required to be delivered pursuant to Section 5.01(i), (ii), (iii) or (viii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address set forth in Section 8.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c) The Platform.  The Company hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (A) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Company Materials “PUBLIC”, the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 8.15); (C) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (D) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC”.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Company and the Administrative Agent may change its address, telecopier, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier, telephone number or e-mail address for notices and other communications hereunder by notice to the Company and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowings) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company, except to the extent of such Person’s gross negligence or willful misconduct.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03. No Waiver; Remedies.

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 8.04. Costs, Expenses and Taxes.

(a) The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent and its Affiliates in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other documents to be delivered hereunder, the first Borrowing under this Agreement and any modification, amendment or waiver of any provisions of, or supplement to, this Agreement and the other documents to be delivered hereunder (whether or not the transaction contemplated hereby or thereby shall be consummated) and (ii) the Lenders and the Administrative Agent in connection with the enforcement or protection of the rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other documents to be delivered hereunder (whether through negotiations or legal proceedings), including its rights under this Section 8.04 or in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiation in respect of such Advances, all the above costs and expenses to include, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each of the Lenders with respect thereto.  In addition, the Company shall pay any and all imposed stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other documents to be delivered hereunder, and agrees to save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

(b) If, due to payments made by the Company due to acceleration of the maturity of the Advances pursuant to Section 6.01, or due to any other reason, any Lender receives payments of principal of any Eurodollar Rate Advance based upon the Eurodollar Rate other than on the last day of the Interest Period for such Advance, the Company shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) Any and all payments by or on account of any obligation of the Company hereunder shall be made, in accordance with Section 2.14, free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder  to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(d) The Company will indemnify each Lender and the Administrative Agent for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted.  This indemnification shall be made within 10 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  As soon as practicable after any payment of Taxes by the Company to the relevant taxation authority or other authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Prior to the date of the initial Borrowing or on the date of the Assignment and Assumption pursuant to which it became a Lender, in the case of each Lender that becomes a Lender by virtue of entering into an Assignment and Assumption, and from time to time thereafter if requested by the Company or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Company with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder.  If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall notify the Administrative Agent and the Company in writing to that effect. Unless the Company and the Administrative Agent have received forms or other documents satisfactory to them indicating that payment hereunder are not subject to United States withholding tax, the Company or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

(f) Any Lender claiming any additional amounts payable pursuant to 2.12 or Section 8.04(c) or (d) or who gives a notice pursuant to Section 2.13 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) (i) to change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender,  the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue pursuant to Section 2.12 or Section 8.04(c) or (d), or eliminate the need for the notice pursuant to Section 2.13, and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) to otherwise minimize the amounts due, or to become due, under Sections 8.04(c) and (d).  The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such change in jurisdiction.

(g) If the Company makes any additional payment to any Lender pursuant to Section 8.04(c) or (d) in respect of any Taxes, and such Lender determines that it has received (i) a refund of such Taxes or (ii) a credit against or relief or remission for, or a reduction in the amount of, any tax or other governmental charge solely as a result of any deduction or credit for any Taxes with respect to which it has received payments under Sections 8.04(c) and (d), such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Company such amount as such Lender shall have determined to be attributable to the deduction or withholding of such Taxes.  If such Lender later determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 8.04(g), the Company shall upon demand of such Lender promptly repay the amount of such overpayment.  Any determination made by such Lender pursuant to this Section 8.04(g) shall in the absence of bad faith or manifest error be conclusive, and nothing in this Section 8.04(g) shall be construed as requiring any Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of any Lender.

(h) The Company hereby agrees to indemnify and hold harmless each Lender, the Administrative Agent (and any sub-agent thereof), counsel to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable out-of-pocket attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding), joint and several, that may actually be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith) in each case by reason of or in connection with (i) the execution, delivery, or performance of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other documents delivered in connection therewith, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials in violation of applicable Environmental Laws on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnified Person is a party thereto, provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such claims, damages, losses, liabilities, costs or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

(i) To the extent that the Company for any reason fails to pay any amount required under subsection (a) or (h) of this Section 8.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s ratable portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (i) are subject to the provisions of Section 2.02(d).

(j) To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.  No Indemnified Person referred to in subsection (h) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby.

(k) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 8.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the payment, satisfaction or discharge in full of principal and interest hereunder and the termination of Commitments.

SECTION 8.05. Right of Set-off.

Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company now or hereafter existing under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Company after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

SECTION 8.06. Binding Effect; No Advisory or Fiduciary Relationship.

(a) This Agreement shall become effective when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and each Lender and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (a) of Section 8.07, (ii) by way of participation in accordance with the provisions of subsection (e) of Section 8.07, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (h) of Section 8.07, or (iv) to an SPC in accordance with the provisions of subsection (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Credit Parties are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Credit Parties, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Credit Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) no Credit Party has any obligation to the Company or any of it Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and no Credit Party has any obligation to disclose any of such interests to the Company or its Affiliates.  To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against any of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty and agrees that the Credit Parties will have no liability (whether direct or indirect) to it in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on the Company’s behalf, including the Company’s equity holders, employees or creditors, in connection with any aspect of any transaction contemplated hereby.  For purposes of this Section, “Loan Documents” means any promissory note, if any, delivered to any Lender pursuant to Section 2.06 hereof and any fee letter between the Company and any of the Credit Parties or their Affiliates executed in connection with the preparation and delivery of this Agreement.

SECTION 8.07. Assignments and Participations.

(a) Each Lender may (i) with notice to the Company and to the Administrative Agent, assign to any other Lender, any Affiliate of a Lender or any Approved Fund all or a portion of its rights and obligations under this Agreement, and (ii) with the consent of the Administrative Agent and the Company (such consent not to be unreasonably withheld or delayed and, in the case of the Company, (x) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice of such proposed assignment and (y) such consent shall not be required if a Default or an Event of Default has occurred and is continuing), assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, (C) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption substantially in the form of Exhibit C hereto and (C) such parties shall also deliver to the Administrative Agent a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, however, no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person, who upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(b) By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, any of its Subsidiaries or Affiliates or any Person obligated in respect of this Agreement  or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(i)(ii) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption (and copies of the related consents of the Company and the Administrative Agent to such assignment) delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to this Agreement is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(e) Each Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”)  in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and/or the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Advances for all purposes of this Agreement, (iv) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant.  Without limiting the generality of the foregoing: (i) such participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.08, 2.12, 8.04(b) and 8.04(c) only if, and to the same extent, the Lender from which such participating banks or other entities acquired its participation would, at the time, be entitled to claim thereunder, unless the sale of the participation to such Participant is made with Company’s prior written consent; and (ii) such participating banks or other entities shall also, to the fullest extent permitted by law, be entitled to exercise the rights of set-off contained in Section 8.05 as if such participating banks or other entities were Lenders hereunder, provided, such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(f) If (w) any Lender shall be a Declining Lender, (x) any Lender or any Participant shall make any demand for payment under Section 2.12, (y) the Company is required to pay any additional amount to any Lender or governmental authority for the account of any Lender pursuant to Section 8.04(c) or (d) or (z) any Lender shall be a Defaulting Lender, then within the time period specified in Section 2.16(b) (in the case of clause (w)) or within 30 days after such demand for any such payment, if, but only if, such demanded payment has been made by the Company (in the case of clause (x) or (y)),  or at any time (in the case of clause (z)) (as applicable), the Company may, at its sole expense and effort, upon notice to such Lender and with the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), demand that such Lender assign in accordance with and subject to the restrictions contained in, and consents required by, this Section 8.07 to one or more Eligible Assignees designated by the Company all (but not less than all) of such Lender’s Commitment (if any) and the Advances owing to it no later than the applicable Anniversary Date or within the period ending on the later to occur of such 30th day and the last day of the longest of the then current Interest Periods for such Advances (as applicable), provided that (i) no Default or Event of Default shall then have occurred and be continuing; (ii) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 8.07(a); (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 8.04(b) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts); (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 8.04(c) or (d), such assignment will result in a reduction in such compensation or payments thereafter; (v) in the case of any such assignment by a Declining Lender, such Declining Lender shall have consented to such assignment, and (vi) such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(g) Subject to Section 8.16, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company furnished to such Lender by or on behalf of the Company.

(h) Anything in this Section 8.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Lender from its obligations hereunder.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to an SPC of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i) and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.08 or 2.12 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to the Company.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Company, the Administrative Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be incurred by or asserted against the Company, the Administrative Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC.  Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender.  Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder.  In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender.  This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Borrowings.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 8.08. Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) The Company irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York City and of the United States District Court of the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other document against the Company or its properties in the courts of any jurisdiction.

(c) The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other document in any court referred to in subsection (b) of this section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 8.09. Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other documents by, among other things, the mutual waivers and certifications in this Section.

SECTION 8.10. Execution of Documents.

(a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.11. Severability.

Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

SECTION 8.12. Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 8.13. Entire Agreement.

This Agreement constitutes the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement.  Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.14. Payments Set Aside.

To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of all principal and interest hereunder and the termination of this Agreement.

SECTION 8.15. Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 8.16. Survival of Representations and Warranties.

All representations and warranties made hereunder or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other obligation of the Company hereunder shall remain unpaid or unsatisfied.

SECTION 8.17. USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.

SECTION 8.18. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Facility Fees shall cease to accrue on the unutilized portion of the Commitment of such Defaulting Lender; and

(ii) the Commitment of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification pursuant to clauses (a) through (g) of Section 8.01.

In the event that the Administrative Agent and the Company agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Commitment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FLORIDA POWER CORPORATION
D/B/A PROGRESS ENERGY FLORIDA, INC.

By	/s/ Thomas R. Sullivan
Thomas R. Sullivan
Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By	/s/ Michael Mason
Name: Michael Mason
Title: Senior Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

BARCLAYS BANK PLC

By	/s/ David Barton
Name: David Barton
Title: Director

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Tyler J. McCarthy
Name: Tyler J. McCarthy
Title: Director

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

WELLS FARGO BANK, N.A.

By	/s/ Allison Newman
Name: Allison Newman
Title: Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

CITIBANK, N.A.

By	/s/ Anita J. Brickell
Name: Anita J. Brickell
Title: Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.

By	/s/ Peter Christensen
Name: Peter Christensen
Title: Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Andreas Neumeier
Name: Andreas Neumeier
Title: Managing Director

By	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Nicholas R. Battista
Name: Nicholas R. Battista
Title: Authorized Signatory

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA

By	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

MORGAN STANLEY BANK, N.A.

By	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Authorized Signatory

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

THE BANK OF NEW YORK MELLON

By	/s/ Richard Fronapfel, Jr.
Name: Richard Fronapfel, Jr.
Title: Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY

By	/s/ Jack M. Frost
Name: Jack M. Frost
Title: Senior Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

SUNTRUST BANK

By	/s/ Yann Pirio
Name: Yann Pirio
Title: Managing Director

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NEW YORK BRANCH

By	/s/ Michael Oka
Name: Michael Oka
Title: Executive Director, GL USA

By	/s/ Alex Matral
Name: Alex Matral
Title: Vice President, GL USA

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

ROYAL BANK OF CANADA

By	/s/ Meredith Majesty
Name: Meredith Majesty
Title: Authorized Signatory

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

TD BANK, N.A.

By	/s/ Marla Willner
Name: Marla Willner
Title: SVP

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Michael T. Sagges
Name: Michael T. Sagges
Title: Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

COMERICA BANK

By	/s/ Clayton Vanderpool
Name: Clayton Vanderpool
Title: Assistant Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By	/s/ Keith A. Sherman
Name: Keith A. Sherman
Title: SVP

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION

By	/s/ Sherrie I. Manson
Name: Sherrie I. Manson
Title: Senior Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY

By	/s/ John Canty
Name: John Canty
Title: Senior Vice President

[SIGNATURE PAGE TO FPC D/B/A PROGRESS ENERGY FLORIDA CREDIT AGREEMENT]

REGIONS BANK

By	/s/ Anthony LeTrent
Name: Anthony LeTrent
Title: Senior Vice President

SCHEDULE I

Existing Facility

$450,000,000 5-Year Credit Agreement, dated as of March 28, 2005, as amended, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent.

SCHEDULE II

Commitments

Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office
Bank of America, N.A.	$ 55,000,000	901 Main Street Mail Code: TX1-492-14-14 Dallas, Texas 75202-3714 Attention: Keli Torres Telephone: (214) 209-1864, ext. 51864 Telecopier: (214) 290-8375 E-Mail: keli.torres@baml.com	Same as Domestic Lending Office
Barclays Bank PLC	$ 55,000,000	745 Seventh Avenue 26th Floor New York, New York 10019 Attention: May Huang Telephone: (212) 526-0787 Telecopier: (212) 526-5115 E-Mail: may.huang@barclayscapital.com	Same as Domestic Lending Office
The Royal Bank of Scotland plc	$ 55,000,000	600 Washington Boulevard Stamford, Connecticut 06901 Telephone: (203) 897-4431 Telecopier: (203) 873-5019 E-mail: janardhan.krishnappa@rbs.com	Same as Domestic Lending Office
Wells Fargo Bank, N.A.	$ 55,000,000	301 S. College Street, 15th Floor Charlotte, NC 28288 Mail Code: D1053-150 Attention: Allison Newman Telephone: (704) 383-5260 Telecopier: (704) 715-1486 E-Mail: allison.newman@wachovia.com	Same as Domestic Lending Office
Citibank, N.A.	$ 50,000,000	388 Greenwich Street New York, New York 10013 Attention: Carl Cho Telephone: (212) 816-2064 Telecopier: (212) 994-0847 E-Mail: carl.cho@citi.com	Same as Domestic Lending Office
JPMorgan Chase Bank, N.A.	$ 50,000,000	500 Stanton Christiana Road. Ops 2/3 Newark, Delaware 19713-2107 Attention: Nicole F. Mangiaracina Telephone: (302) 634-2022 Telecopier: (201) 224-3885 E-Mail: nicole.f.mangiaracina@jpmchase.com	Same as Domestic Lending Office
Deutsche Bank AG New York Branch	$ 45,000,000	60 Wall Street Floor 44 New York, New York 10005 Attention: LeAnne Chen Telephone: (212) 250-6665 Telecopier: (212) 553-2477 E-Mail: leanne.chen@db.com	Same as Domestic Lending Office
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$ 45,000,000	1251 Avenue of the Americas 12th Floor New York, New York 10020-1104 Attention: Mary Coseo Telephone: (212) 782-6932 Telecopier: (212) 782-6440 E-Mail: mcoseo@us.mufg.jp	Same as Domestic Lending Office
Goldman Sachs Bank USA	$ 35,000,000	200 West Street New York, New York 10282 Attention: Lauren Day Telephone: (212) 902-1099 Telecopier: (917) 977-3966 E-Mail: gs-sbd-admin-contacts@ny.email.gs.com	Same as Domestic Lending Office
Morgan Stanley Bank, N.A.	$ 35,000,000	1300 Thames Street Wharf, 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing Telephone: (443) 627-4355 Telecopier: (718) 233-2140 E-Mail: msloanservicing@morganstanley.com	Same as Domestic Lending Office
The Bank of New York Mellon	$ 35,000,000	Room 1900 1 Wall Street New York, New York 10286 Attention: Richard Fronapfel, Jr. Telephone: (212) 635-7615 Telecopier: (212) 635-8595 E-Mail: richard.fronapfel@bnymellon.com	Same as Domestic Lending Office
Branch Banking and Trust Company	$ 30,000,000	434 Fayetteville Street, 4th Floor Raleigh, North Carolina 27601 Attention: Jack Frost Telephone: (919) 716-9112 Telecopier: (919) 716-9330 E-Mail: jfrost@bbandt.com	Same as Domestic Lending Office
SunTrust Bank	$ 27,500,000	303 Peachtree Street, 4th Floor Atlanta, Georgia 30308 Attention: Andrew Johnson Telephone: (404) 658-4692 Telecopier: (404) 827-6270 E-Mail: andrew.johnson@suntrust.com	Same as Domestic Lending Office
BBVA, S.A., New York Branch	$ 25,000,000	1345 Avenue of the Americas, 45th Floor New York, New York 10105 Attention: Nietzsche Rodricks Telephone: (212) 728-2380 Telecopier: (212) 258-2216 E-Mail: Nietzsche.rodricks@bbvany.com	Same as Domestic Lending Office
Royal Bank of Canada	$ 25,000,000	One Liberty Plaza New York, New York 10006-1404 Attention: Thomas Casey Telephone: (212) 905-5872 Telecopier: (212) 428-6201 E-Mail: thomas.casey@rbccm.com	Same as Domestic Lending Office
TD Bank, N.A.	$ 25,000,000	2005 Market Street, 2nd Floor Philadelphia, Pennsylvania 19013 Attention: Gary Martz Telephone: (215) 282-2799 Telecopier: (215) 282-2476 E-Mail: gary.martz@yesbank.com	Same as Domestic Lending Office
U.S. Bank National Association	$ 25,000,000	461 Fifth Avenue New York, New York 10017 Attention: Michael Sagges Telephone: (917) 256-2822 Telecopier: (646) 935-4552 E-Mail: michael.sagges@usbank.com	Same as Domestic Lending Office
Comerica Bank	$ 25,000,000	500 Woodward Avenue, 9th Floor MC 3279 Detroit, Michigan 48275-3279 Attention: Clayton Vanderpool Telephone: (313) 222-9452 Telecopier: (313) 222-3330 E-Mail: crvanderpool@comerica.com	Same as Domestic Lending Office
First Tennessee Bank National Association	$ 15,000,000	4140 Parklake Avenue, Suite 120 Raleigh, North Carolina 27612 Attention: Keith Sherman Telephone: (919) 789-2983 Telecopier: (919) 781-1485 E-Mail: kasherman@ftb.com	Same as Domestic Lending Office
KeyBank National Association	$ 12,500,000	127 Public Square OH-01-27-0623 Cleveland, Ohio 44114 Attention: Yvette Dyson-Owens Telephone: (216) 689-4358 Telecopier: (216) 689-4981 E-Mail: yvette_dyson-owens@keybank.com	Same as Domestic Lending Office
The Northern Trust Company	$ 12,500,000	50 South La Salle Street Chicago, Illinois 60603 Attention: John Canty Telephone: (312) 444-7729 Telecopier: (312) 557-1425 E-Mail: jc92@ntrs.com	Same as Domestic Lending Office
Regions Bank	$ 12,500,000	6805 Morrison Blvd., Suite 100 Charlotte, North Carolina 28211 Attention: Anthony LeTrent Telephone: (704) 362-7367 Telecopier: (704) 362-3594 E-Mail: anthony.letrent@regions.com	Same as Domestic Lending Office
Total:	$750,000,000

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Administrative Agent
   for the Lenders parties to the
   Credit Agreement referred to below
901 Main Street, 14th Fl.
Dallas, TX 75202-3714
Mail Code: TX1-492-14-12

Attention:

Ladies and Gentlemen:

The undersigned, FLORIDA POWER CORPORATION D/B/A PROGRESS ENERGY FLORIDA, INC., refers to the Credit Agreement, dated as of October 15, 2010 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders from time to time parties thereto and BANK OF AMERICA, N.A., as Administrative Agent for said Lenders, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is ____________, 20__.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances][Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $______________.

(iv) The Interest Period for each Eurodollar Rate Advance that is an Advance made as part of the Proposed Borrowing is _____ months.

Very truly yours,

FLORIDA POWER CORPORATION
D/B/A PROGRESS ENERGY FLORIDA, INC.

By_______________________________
Name:
Title:

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION

[Date]

Bank of America, N.A., as Administrative Agent
  for the Lenders parties to the
  Credit Agreement referred to below
901 Main Street, 14th Fl.
Dallas, TX 75202-3714
Mail Code: TX1-492-14-12

Attention:

Ladies and Gentlemen:

The undersigned, FLORIDA POWER CORPORATION D/B/A PROGRESS ENERGY FLORIDA, INC., refers to the Credit Agreement, dated as of October 15, 2010 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders from time to time parties thereto and BANK OF AMERICA, N.A., as Administrative Agent for said Lenders, and hereby gives you notice pursuant to Section 2.10 of the Credit Agreement that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth the terms on which such Conversion (the “Proposed Conversion”) is requested to be made:

(i) The Business Day of the Proposed Conversion is ______________, 20__.

(ii) The Type of, and Interest Period (if any) applicable to, the Advances (or portions thereof) proposed to be Converted: ________________.

(iii) The Type of Advance to which such Advances (or portions thereof) are proposed to be Converted:  ________________________.

(iv) Except in the case of a Conversion to Base Rate Advances, the initial Interest Period to be applicable to the Advances resulting from such Conversion:  ______________________________.

(v) The aggregate amount of Advances (or portions thereof) proposed to be Converted is $________.

The undersigned hereby certifies that, on the date hereof, and on the date of the Proposed Conversion, no event has occurred and is continuing, or would result from such Proposed Conversion, which constitutes an Event of Default.

Very truly yours,

FLORIDA POWER CORPORATION
D/B/A PROGRESS ENERGY FLORIDA, INC.

By________________________________
Name:
Title:

EXHIBIT B

FORM OF NOTE

[Date]

FOR VALUE RECEIVED, the undersigned (the “Company”), hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Advance from time to time made by the Lender to the Company under that certain Credit Agreement, dated as of October 15, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Company promises to pay interest on the unpaid principal amount of each Advance from the date of the Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 of the Agreement.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Advances made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.

The Company, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FLORIDA POWER CORPORATION
D/B/A PROGRESS ENERGY FLORIDA, INC.

By_______________________________
Name:
Title:

ADVANCES AND PAYMENTS WITH RESPECT THERETO

Date	Type of Advance Made	Amount of Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

_______________	_______________	_______________	_______________	_______________	_______________	_______________

_______________	_______________	_______________	_______________	_______________	_______________	_______________

________________	_______________	_______________	_______________	_______________	_______________	_______________

_______________	_______________	_______________	_______________	_______________	_______________	_______________

_______________	_______________	_______________	_______________	_______________	_______________	_______________

_______________	_______________	_______________	_______________	_______________	_______________	_______________

_______________	_______________	_______________	_______________	_______________	_______________	_______________

_______________	_______________	_______________	_______________	_______________	_______________	_______________

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] identified in item 1 below (the “Assignor”) and [Insert name of Assignee] identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Company(s): ______________________________

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:  The $750,000,000 Credit Agreement, dated as of October 15, 2010, among Florida Power Corporation D/B/A Progress Energy Florida, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

1 Select as applicable.

6.	Assigned Interest:

Facility Assigned2	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment3	CUSIP Number

	$	$	%
	$	$	%
	$	$	%

7.	Trade Date: __________________]4

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment
(e.g. "Revolving Credit Commitment", "Term Advance Commitment", etc.)

3 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By________________________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By________________________________________
Title:

[Consented to and]5 Accepted:

Bank of America, N.A., as
  Administrative Agent

By: _________________________________
       Title:

[Consented to:]6

[NAME OF RELEVANT PARTY]

By: _________________________________
        Title:

5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]7

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1.           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by it and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section  5.01(i)(ii) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Credit Agreement].

7 Describe Credit Agreement at option of Administrative Agent.

EXHIBIT D-1

FORM OF OPINION OF COUNSEL FOR THE COMPANY

[Date]

To each of the Lenders parties to the
Agreement referred to below and
Bank of America, N.A.,
as Administrative Agent

Re:           Florida Power Corporation D/B/A Progress Energy Florida, Inc.

Ladies and Gentlemen:

This opinion is furnished to you by us as counsel for Florida Power Corporation D/B/A Progress Energy Florida, Inc. (the “Borrower”) pursuant to Section 3.01(a)(viii) of the Credit Agreement, dated as of October 15, 2010 (the “Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, certain lenders thereunder (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders.

In connection with the preparation, execution and delivery of the Agreement, we have examined:

(1) The Agreement.

(2) The documents furnished by the Borrower pursuant to Section 3.01 of the Agreement.

(3) The opinion letter of even date herewith, addressed to you by R. Alexander Glenn, General Counsel of Progress Energy Florida, Inc., and delivered in connection with the transactions contemplated by the Agreement (the “Company Opinion Letter”).

We have also examined the originals, or copies of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below.  As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or its officers or of public officials.  We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted as certified or photostatic copies and the authenticity of the originals (other than those of the Borrower), and the due execution and delivery, pursuant to due authorization, of the Agreement by the Lenders and the Administrative Agent and the validity and binding effect thereof on such parties.

We are members of the Bar of the State of New York, and the opinions expressed herein are limited to the law of the State of New York and the federal law of the United States.  To the extent that our opinions expressed herein depend upon opinions expressed in paragraphs 1 through 4 of the Company Opinion Letter, we have relied without independent investigation on the accuracy of the opinions expressed in the Company Opinion Letter, subject to the assumptions, qualifications and limitations set forth in the Company Opinion Letter.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that the Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except as enforcement may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

The opinion set forth above is subject to the following qualifications:

(a)           In addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

(b)           No opinion is expressed herein as to (i) Section 8.05 of the Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

(c)           No opinion is expressed herein as to provisions, if any, in the Agreement, which (A) purport to excuse, release or exculpate a party for liability for or indemnify a party against the consequences of its own acts, (B) purport to make void any act done in contravention thereof, (C) purport to authorize a party to make binding determinations in its sole discretion, (D) relate to the effects of laws which may be enacted in the future, (E) require waivers, consents or amendments to be made only in writing, (F) purport to waive rights of offset or to create rights of set off other than as provided by statute, (G) purport to permit acceleration of indebtedness and the exercise of remedies by reason of the occurrence of an immaterial breach of the Agreement or any related document or (H) have the effect of imposing penalties or forfeitures.  Further, we express no opinion as to the necessity for any Lender, by reason of such Lender’s particular circumstances, to qualify to transact business in the State of New York or as to any Lender’s liability for taxes in any jurisdiction.

(d)           In connection with the provisions of the Agreement whereby the Borrower submits to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the Federal Courts.  In connection with the provisions of the Agreement that relate to forum selection (including, without limitation, a waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a), a United States District Court has discretion to transfer an action from one Federal Court to another.

The foregoing opinion is solely for your benefit and may not be relied upon by any other Person other than any other Person that may become a Lender under the Agreement after the date hereof in accordance with the provisions thereof.

Very truly yours,

EXHIBIT D-2

FORM OF OPINION OF GENERAL COUNSEL

TO THE COMPANY

[Date]

To each of the Lenders parties to the
Agreement referred to below and
Bank of America, N.A.
as Administrative Agent

Re:           Florida Power Corporation D/B/A Progress Energy Florida, Inc.

Ladies and Gentlemen:

This opinion is furnished to you by me as General Counsel of Florida Power Corporation D/B/A Progress Energy Florida, Inc. (the “Borrower”) pursuant to Section 3.01(a)(viii) of the Credit Agreement, dated as of October 15, 2010 (the “Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, certain lenders thereunder (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders.

In connection with the preparation, execution and delivery of the Agreement, I have examined:

(1) The Agreement.

(2) The documents furnished by the Borrower pursuant to Section 3.01 of the Agreement.

(3) The Restated Charter of the Borrower (the “Charter”).

(4) The Bylaws of the Borrower and all amendments thereto (the “Bylaws”).

(5) The FPSC Order.

I have also examined the originals, or copies of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and agreements, instruments and other documents as I have deemed necessary as a basis for the opinions expressed below.  As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or its officers or of public officials.  I have assumed the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted as certified or photostatic copies and the authenticity of signatures (other than those of the Borrower), and the due execution and delivery, pursuant to due authorization, of the Agreement by the Lenders and the Administrative Agent and the validity and binding effect thereof on such parties.  For purposes of my opinions expressed in paragraph 1 below as to existence and good standing, I have relied as of their respective dates on certificates of public officials, copies of which are attached hereto as Exhibit A.  Whenever the phrase “to my knowledge” is used in this opinion it refers to my actual knowledge and the actual knowledge of the attorneys who work under my supervision and who were involved in the representation of the Borrower in connection with the transactions contemplated by the Agreement.

I or attorneys working under my supervision are qualified to practice law in the State of Florida, and the opinions expressed herein are limited to the law of the State of Florida and the federal law of the United States.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  The Borrower has the corporate power and authority to enter into the transactions contemplated by the Agreement.

2. The execution, delivery and performance of the Agreement by the Borrower have been duly authorized by all necessary corporate action on the part of the Borrower and the Agreement has been duly executed and delivered by the Borrower.

3. The execution, delivery and performance of the Agreement by the Borrower will not (i) violate the Charter or the Bylaws or any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (ii) result in a breach of, or constitute a default under, any judgment, decree or order binding on the Borrower, or any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound.

4. No authorization, approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Agreement, other than the FPSC Order, which has been duly issued and is in full force and effect.  All periods for review and approval of the FPSC Order have expired, and no such request for review or appeal thereof has been filed or is pending.

5. To my knowledge, except as described in the reports and registration statements that the Borrower has filed with the Securities and Exchange Commission, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, that purport to affect the legality, validity, binding effect or enforceability of the Agreement or that are likely to have a material adverse effect upon the financial condition, operations or properties of the Borrower or any of its Subsidiaries.

The opinions set forth above are subject to the qualification that, except as provided in paragraph 4 above, no opinion is expressed herein as to the enforceability of the Agreement or any other document.

The foregoing opinions are solely for your benefit and may not be relied upon by any other Person other than (i) any other Person that may become a Lender under the Agreement after the date hereof and (ii) Hunton & Williams LLP and King & Spalding LLP, in connection with their respective opinions delivered on the date hereof under Section 3.01 of the Agreement.

Very truly yours,

EXHIBIT D-3

FORM OF OPINION OF GENERAL COUNSEL TO THE BORROWER UPON COMMITMENT INCREASE OR EXTENSION OF THE TERMINATION DATE

                          ___________ ___, 20__

To each of the Lenders parties to the Credit Agreement referred to below and to Bank of America, N.A., as Administrative Agent

Re:  Florida Power Corporation D/B/A Progress Energy Florida, Inc.

Ladies and Gentlemen:

This opinion is furnished to you by me as General Counsel of Florida Power Corporation D/B/A Progress Energy Florida, Inc. (the “Borrower”) in connection with the [increase in the Commitments under Section 2.04(b) (the “Commitment Increase”)] [extension of the Termination Date until ________ __, _____ under Section 2.16 (the “Extension”)] of the Credit Agreement, dated as of October 15, 2010, [as amended], (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, certain lenders from time to time parties thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders.

In connection with the Extension, I have examined:

(1)           The Credit Agreement.

(2)           The documents furnished by the Borrower pursuant to Sections 3.01 and [2.04(b)][2.16] of the Credit Agreement.

(3)           The [Notice of Proposed Commitment Increase] [Request for Extension of Termination Date] and Certificate, dated _____, submitted by the Borrower in connection with the [Commitment Increase][Extension].

(4)           The Restated Charter of the Borrower and all amendments thereto (the “Charter”).

(5)           The By-Laws of the Borrower and all amendments thereto (the “By-Laws”).

I have also examined the originals, or copies of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and agreements, instruments and other documents as I have deemed necessary as a basis for the opinions expressed below.  As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or its officers or of public officials.  I have assumed the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted as certified or photostatic copies and the authenticity of the signatures (other than those of the Borrower), and the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Administrative Agent and the validity and binding effect thereof on such parties.  For purposes of my opinions expressed in paragraph 1 below as to existence and good standing, I have relied as of their respective dates on certificates of public officials, copies of which are attached hereto as Exhibit A.  Whenever the phrase “to my knowledge” is used in this opinion it refers to my actual knowledge and the actual knowledge of the attorneys who work under my supervision and who were involved in the representation of the Borrower in connection with the transactions contemplated by the Credit Agreement.

I or attorneys working under my supervision are qualified to practice law in the State of Florida and the opinions expressed herein are limited to the law of the State of Florida and the Federal law of the United States.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

1.           The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

2.           The execution, delivery and performance by the Borrower of the Credit Agreement, after giving effect to the [Commitment Increase][Extension], are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not violate (i) the Charter or the By-Laws or any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (ii) result in breach of, or constitute a default under, any judgment, decree or order binding on the Borrower, or any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound.  The Credit Agreement has been duly executed and delivered on behalf of the Borrower.

3.           No authorization, approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance, by the Borrower of the Credit Agreement, after giving effect to the [Commitment Increase][Extension], other than a notification to the Florida Public Service Commission, which has been timely made.

4.           To my knowledge, except as described in the reports and registration statements that the Borrower has filed with the Securities and Exchange Commission, there are no pending or overtly threatened actions or proceedings against the Borrower or any of the Subsidiaries before any court, governmental agency or arbitrator, that may materially adversely affect the financial condition, operations or properties of the Borrower and its Subsidiaries, taken as a whole.

The opinions set forth above are subject to the qualification that no opinion is expressed herein as to the enforceability of the Credit Agreement or any other document.

The foregoing opinions are solely for your benefit and may not be relied upon by any other Person other than any other Person that may become a Lender under the Credit Agreement after the date hereof and Hunton & Williams LLP, in connection with their opinion delivered on the date hereof under Section [2.04(b)][2.16(c)] of the Credit Agreement.  This letter speaks only as of the date hereof and may not be relied on by any person with respect to any date after the date hereof.  I do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to my attention.

Very truly yours,

EXHIBIT D-4

FORM OF OPINION OF SPECIAL COUNSEL TO THE BORROWER UPON COMMITMENT INCREASE OR EXTENSION OF THE TERMINATION DATE

                            ___________ ___, 20__

To each of the Lenders parties to the Credit Agreement referred to below and to Bank of America, N.A., as Administrative Agent

Re:  Florida Power Corporation D/B/A Progress Energy Florida, Inc.

Ladies and Gentlemen:

This opinion is furnished to you by us as counsel for Florida Power Corporation D/B/A Progress Energy Florida, Inc. (the “Borrower”) in connection with the [increase in the Commitments under Section 2.04(b) (the “Commitment Increase”)] [extension of the Termination Date until October [ ], 20___ under Section 2.16 (the “Extension”)] of the Credit Agreement, dated as of October 15, 2010, [as amended], (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrower, certain lenders from time to time parties thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent for the Lenders.

In connection with the Extension, we have examined:

(1)           The Credit Agreement.

(2)           The documents furnished by the Borrower pursuant to Sections 3.01 and [2.04(b)][2.16] of the Credit Agreement.

(3)           The [Notice of Proposed Commitment Increase] [Request for Extension of Termination Date] and Certificate, dated _____, submitted by the Borrower in connection with the [Commitment Increase][Extension].

(4)           The opinion letter of even date herewith, addressed to you by R. Alexander Glenn, General Counsel of Progress Energy Florida, Inc., and delivered in connection with the transactions contemplated by the Credit Agreement (the “Borrower Opinion Letter”).

We have also examined the originals, or copies of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below.  As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or its officers or of public officials.  We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted as certified or photostatic copies and the authenticity of the originals (other than those of the Borrower), and the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders and the Administrative Agent and the validity and binding effect thereof on such parties.

We are members of the Bar of the State of New York, and the opinions expressed herein are limited to the law of the State of New York and the federal law of the United States.  To the extent that our opinions expressed herein depend upon opinions expressed in paragraphs 1 through 4 of the Borrower Opinion Letter, we have relied without independent investigation on the accuracy of the opinions expressed in the Borrower Opinion Letter, subject to the assumptions, qualifications and limitations set forth in the Borrower Opinion Letter.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion the Credit Agreement after giving effect to the [Commitment Increase][Extension] constitutes the valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms except as enforcement may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

The opinion set forth above is subject to the following qualifications:

(a)           In addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

(b)           No opinion is expressed herein as to (i) Section 8.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

(c)           No opinion is expressed herein as to provisions, if any, in the Credit Agreement, which (A) purport to excuse, release or exculpate a party for liability for or indemnify a party against the consequences of its own acts, (B) purport to make void any act done in contravention thereof, (C) purport to authorize a party to make binding determinations in its sole discretion, (D) relate to the effects of laws which may be enacted in the future, (E) require waivers, consents or amendments to be made only in writing, (F) purport to waive rights of offset or to create rights of set off other than as provided by statute, (G) purport to permit acceleration of indebtedness and the exercise of remedies by reason of the occurrence of an immaterial breach of the Credit Agreement or any related document or (H) have the effect of imposing penalties or forfeitures.  Further, we express no opinion as to the necessity for any Lender, by reason of such Lender’s particular circumstances, to qualify to transact business in the State of New York or as to any Lender’s liability for taxes in any jurisdiction.

(d)           In connection with the provisions of the Agreement whereby the Borrower submits to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the Federal Courts.  In connection with the provisions of the Agreement that relate to forum selection (including, without limitation, a waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a), a United States District Court has discretion to transfer an action from one Federal Court to another.

The foregoing opinion is solely for your benefit and may not be relied upon by any other Person other than any other Person that may become a Lender under the Credit Agreement after the date hereof in accordance with the provisions thereof.  This letter speaks only as of the date hereof and may not be relied on by any person with respect to any date after the date hereof.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention.

Very truly yours,

EXHIBIT E

FORM OF OPINION OF COUNSEL
TO THE ADMINISTRATIVE AGENT

[DATE]

To Bank of America, N.A., as Administrative Agent for the Lenders referred to below, and to each of the Lenders parties to the Credit Agreement, dated as of October 15, 2010, among Florida Power Corporation D/B/A Progress Energy Florida, Inc., said Lenders and Bank of America, N.A., as Administrative Agent

Re:           Florida Power Corporation D/B/A Progress Energy Florida, Inc.

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation, execution and delivery of, and the closing on October 15, 2010 under, the Credit Agreement, dated as of October 15, 2010 (the “Credit Agreement”), by and among Florida Power Corporation D/B/A Progress Energy Florida, Inc. (the “Company”), the Lenders from time to time parties thereto and Bank of America, N.A., as Administrative Agent for the Lenders.  Terms defined in the Credit Agreement are used herein as therein defined.

In this connection, we have examined the following documents:

1.           a counterpart of the Credit Agreement, executed by the parties thereto;

2.           the documents furnished by or on behalf of the Company pursuant to subsections (i) through (vi) and (viii) of Section 3.01(a) of the Credit Agreement, including, without limitation, the opinion of the General Counsel to the Company and the opinion of Hunton & Williams LLP, counsel to the Company (the “Company Opinions”).

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies.  We have also assumed that you have independently evaluated, and are satisfied with, the creditworthiness of the Company and the business terms reflected in the Credit Agreement.  We have relied, as to factual matters, on the documents we have examined.

To the extent that our opinions expressed below involve conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the Company Opinions and have assumed without independent investigation the correctness of the matters set forth therein, our opinions expressed below being subject to the assumptions, qualifications and limitations set forth in the Company Opinions.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinion is subject to the following qualifications:

(a)           The enforceability of the Company’s obligations under the Credit Agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights generally.

(b)           The enforceability of the Company’s obligations under the Credit Agreement is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).  Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.

(c)           We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.

(d)           We express no opinion herein as to (i) the enforceability of Section 8.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws or (v) the enforceability of waivers by parties of their respective rights and remedies under law.

(e)           In connection with Section 8.08(b) of the Credit Agreement, whereby the Company submits to the jurisdiction of any Federal court, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on Federal court jurisdiction.

(f)           Our opinions expressed above are limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.

The foregoing opinion is solely for your benefit and may not be relied upon by any other person or entity.

Very truly yours,

MEO:mwc

EXHIBIT F

FORM OF REQUEST FOR EXTENSION OF
THE TERMINATION DATE

CREDIT AGREEMENT

Dated as of October 15, 2010
___________________________________

FLORIDA POWER CORPORATION D/B/A PROGRESS ENERGY FLORIDA, INC.

and

THE LENDERS PARTIES THERETO

and

OTHER LENDERS FROM TIME TO TIME
PARTY HERETO

and

BANK OF AMERICA, N.A.

Request for Extension of Termination Date

I, [______________], [_________________] of Progress Energy Florida, Inc., do hereby request that the Termination Date of the Credit Agreement, dated as of October 15, 2010, as amended (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Progress Energy Florida, Inc., certain Lenders from time to time parties thereto and Bank of America, N.A., as Administrative Agent for the Lenders, be extended for a one-year period (hereinafter the “Proposed Extension”) pursuant to Section 2.16 of the Credit Agreement and, in connection therewith, hereby certify as follows:

(i) as of the date hereof, the representations and warranties set forth in Section 4.01 (including without limitation those regarding any required approvals of or notices to governmental bodies) of the Credit Agreement are and will be as of the effective date of the Proposed Extension accurate both before and after giving effect to the Proposed Extension; and

(ii) as of the date hereof, no Event of Default has occurred, nor has any event occurred, that with the giving of notice or the passage of time or both, would constitute an Event of Default, in either case both before and after giving effect to the Proposed Extension.

Witness my hand this ______ day of _________, ____.

________________________
      [________________]